December 2008 Preliminary Terms No. 824 Registration Statement No. 333-131266 Dated December 10, 2008 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED PRODUCTS

Senior Fixed Rate Step-Up Callable Notes due December 29, 2023
Global Medium Term Notes, Series F

We, Morgan Stanley, have the right to redeem the notes on any redemption date, beginning June 29, 2010.  The amount of interest payable on the notes will increase in increments every five years thereafter.   We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

PRELIMINARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Pricing date:	December , 2008
Original issue date:	December 29, 2008
Interest accrual date:	December 29, 2008
Maturity date:	December 29, 2023
Interest rate:
8.00%, from and including the original issue date to but excluding December 29, 2013
10.00%, from and including December 29, 2013 to but excluding December 29, 2018
15.00%, from and including December 29, 2018 to but excluding December 29, 2023

Interest payment period:	Semi-annually
Interest payment dates:
Each June 29 and December 29, beginning June 29, 2009; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:
Beginning June 29, 2010, we have the right to redeem all of these notes on any redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption percentage at redemption date:	100%
Redemption dates:	Semi-annually on each June 29 and December 29, beginning on June 29, 2010
Specified currency:	U.S. dollars
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	The Bank of New York
Listing:	The notes will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP:	61745EU25
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note:	100%	%	%
Total:	$	$	$
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Prospectus Supplement dated July 24, 2007                           Prospectus dated January 25, 2006

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK. IN ADDITION, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Senior Fixed Rate Step-Up Callable Notes due December 29, 2023

Supplemental Information Concerning Plan of Distribution

We expect to deliver the notes against payment therefor in New York, New York on December 29, 2008, which will be the                      scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

December 2008	Page 2